Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-2963
investor_relations@extremenetworks.com	vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS 20 PERCENT REVENUE GROWTH AND

IMPROVED PROFITABILITY

SANTA CLARA, Calif., Jan. 19, 2005 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in open converged networks, today announced financial results for its fiscal second quarter ended Dec. 26, 2004.

Net revenue for the second quarter of fiscal 2005 was $100.3 million, up 20 percent from $83.4 million in the year-ago second quarter, and up 5 percent from $95.1 million in the first fiscal quarter of 2005. The Company recorded net income of $9.95 million or $0.08 per diluted share in the second fiscal quarter of 2005, up from the net loss of ($5.6) million or ($0.05) per diluted share in the second fiscal quarter of 2004.

“We are very pleased with our continued growth in sales, gross margin and profitability,” said Gordon Stitt, president and CEO of Extreme Networks. “Our performance reflects the positive response from customers for our innovative networking solutions that allow customers to build converged networks that easily embrace emerging applications, such as voice. Our two-tier network architecture, that includes our new, voice-class Aspen switch for the edge, is being adopted by enterprises and metro Ethernet service providers.”

Revenues in the U.S. were $43.4 million in the second quarter of fiscal 2005, or 43.3 percent of total consolidated revenue. U.S. revenues were up 54 percent from the $28.2 million in the year-ago quarter. International revenues were $56.9 million or 56.7 percent of total consolidated revenue, up from the $55.2 million in the year-ago quarter. Revenues in the Company’s European region, including the Middle East and Africa, were up 21 percent in the second quarter of 2005 compared with the second quarter of fiscal 2004.

Operating income, for the second quarter of fiscal 2005 totaled $7.8 million, an operating margin of 7.8 percent of net revenues, up from an operating loss of ($5.8) million or (6.9) percent of net revenues in the year-ago period. The Company’s improved operating margin was the result of higher revenues, expanded gross margins, and decreased operating expenses as a percentage of sales. Total gross margin was 53.8 percent of revenues during the fiscal second quarter of 2005, compared to 53.2 percent in the fiscal first quarter of 2005, and 48.5 percent in the year-ago second quarter. Operating expenses declined to 46 percent of revenues, from 48.2 percent in the fiscal first quarter of 2005, and from 55.4 percent in the year-ago second quarter.

Other income and expenses for the quarter included $3.9 million for a foreign consumption tax refund, which increased earnings per share by $0.03 per share.

Cash and cash equivalents, short-term investments, and marketable securities increased to $446.8 million during the quarter, up from $439.9 million at the end of the fiscal first quarter 2005, and up from $412.6 million at the end of the fiscal second quarter of 2004.

Management Expectations

For the quarter ending Mar 27, 2005, the Company currently anticipates that its revenues will be flat to up five percent relative to the December quarter just completed. The Company anticipates that gross margin as a percentage of net revenue will be similar to the percentage reported in the December quarter. The Company anticipates total operating expenses will be in a range of $47.5 million to $48.5 million.

Quarterly Highlights:

•	Surpassed 10 Million Ports Shipped Since Founding: By reaching this major milestone, Extreme demonstrates strong market acceptance for its innovative networking technology.

•	Shipped new Aspen™ switch: Extreme readies the network for voice at the edge with new high-performance switch. The Aspen switch is the second chassis Extreme has delivered in 12 months.

•	Extended Unified Access Architecture™: Extreme shipped new Summit 300-24 to support voice convergence over wireless with this cost-effective Layer 3 switch.

•	Appointment of Mike West as Chairman: Extreme broadened its Board of Directors with industry veteran West, who brings more than 30 years of experience in growing high-tech communications companies from emerging to market leader status.

•	Selected as network for American Student Assistance (ASA): The BlackDiamond and Summit® switching solutions selected as data center infrastructure for the ASA, one of the most respected Federal Family Education Loan Program guaranty agencies, having helped more than 1.4 million students.

•	Powered Toronto Research Network: GTANet, Canada’s newest education and research network, is being powered by Extreme switching to allow multiple research institutions to collaborate over multiple, high-speed network connections.

•	Networked the RSNA 2004 Show: Extreme provides the network infrastructure for the RSNA 2004 show, a medical gathering that draws more than 60,000 attendees.

•	Selected for Healthcare Network: The Santa Barbara Regional Health Authority selected Extreme to gain a converged network solution for meeting maximum uptime and performance requirements.

•	Powered a Record-Breaking Event: Extreme’s switching solutions serve as the infrastructure for the Guinness Book of World Records’ largest gaming festival, the Dreamhack LAN Party.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EDT (2:00 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/ Financial and statistical information to be discussed during the conference call are posted on the Investor Relations section of the Company’s website (www.extremenetworks.com).

Extreme Networks

Extreme Networks is a leader in open converged networks. Its innovative network architecture provides Enterprises and Metro Service Providers with the resiliency, adaptability and simplicity required for a true converged network that supports voice, video and data, over a wired and wireless infrastructure, while delivering high-performance and advanced security features. For more information, please visit www.extremenetworks.com

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Extreme Networks, BlackDiamond and Aspen are either registered trademarks or trademarks of Extreme Networks, Inc. in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding our expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our Report on Form 10K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Net revenues:
Product	$85,763	$71,500	$166,935	$148,256
Service	14,538	11,945	28,452	22,560

Total net revenues	100,301	83,445	195,387	170,816

Cost of revenues:
Product	37,957	34,105	74,259	67,537
Service	8,387	8,898	16,615	17,934

Total cost of revenues	46,344	43,003	90,874	85,471

Gross margin:
Product	47,806	37,395	92,676	80,719
Service	6,151	3,047	11,837	4,626

Total gross margin	53,957	40,442	104,513	85,345

Operating expenses:
Sales and marketing	23,766	23,611	46,996	45,436
Research and development	14,858	14,569	30,257	27,866
General and administrative	7,539	7,860	14,662	14,891
Amortization of deferred stock compensation	5	181	67	733
Restructuring charge	—	—	—	962

Total operating expenses	46,168	46,221	91,982	89,888

Operating income (loss)	7,789	(5,779)	12,531	(4,543)

Other income, net	3,616	63	3,754	2,362

Income (loss) before income taxes	11,405	(5,716)	16,285	(2,181)

Provision (benefit) for income taxes	1,455	(110)	2,209	810

Net income (loss)	$9,950	$(5,606)	$14,076	$(2,991)

Net income (loss) per share - basic	$0.08	$(0.05)	$0.12	$(0.03)

Net income (loss) per share - diluted	$0.08	$(0.05)	$0.11	$(0.03)

Shares used in per share calculation - basic	121,042	117,665	120,839	117,143

Shares used in per share calculation - diluted	124,390	117,665	123,853	117,143

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 26, 2004	June 27, 2004
Assets
Current assets:
Cash and cash equivalents	$72,542	$59,164
Short-term investments	143,365	162,078
Accounts receivable, net	30,837	32,998
Inventories	22,546	25,889
Prepaid expenses and other current assets	8,916	8,051

Total current assets	278,206	288,180

Property and equipment, net	54,462	59,767
Marketable securities	230,907	204,430
Other assets	24,772	26,896

Total assets	$588,347	$579,273

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,561	$18,995
Deferred revenue	48,062	53,674
Accrued warranty	8,093	8,297
Other accrued liabilities	44,339	47,188

Total current liabilities	123,055	128,154

Other long-term liabilities	18,442	21,561
Convertible subordinated notes	200,000	200,000

Total stockholders’ equity	246,850	229,558

Total liabilities and stockholders’ equity	$588,347	$579,273

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	December 26, 2004	December 28, 2003
Cash flows from operating activities:
Net income (loss)	$14,076	$(2,991)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,657	10,533
Provision for doubtful accounts	—	(200)
Provision for excess and obsolete inventory	260	—
Deferred income taxes	150	—
Amortization of deferred stock compensation	67	733
Amortization of warrant	3,783	1,261
Restructuring charge	—	962
Loss on disposal of fixed assets	50	—
Changes in operating assets and liabilities:
Accounts receivable	2,161	2,606
Inventories	3,083	(1,798)
Prepaid expenses and other current and noncurrent assets	(2,524)	9,323
Accounts payable	3,566	(2,614)
Deferred revenue	(5,612)	2,475
Accrued warranty	(204)	(1,461)
Other accrued liabilities	(6,118)	(11,913)

Net cash provided by operating activities	21,395	6,916

Cash flows from investing activities:
Capital expenditures	(3,402)	(4,081)
Purchases and maturities of investments, net	(7,487)	3,965

Net cash used in investing activities	(10,889)	(116)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,872	8,404

Net cash provided by financing activities	2,872	8,404

Net increase in cash and cash equivalents	13,378	15,204
Cash and cash equivalents at beginning of period	59,164	44,340

Cash and cash equivalents at end of period	$72,542	$59,544

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